UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/06/2006

VPGI Corp.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-13225

Texas	75-1975147
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

700 Gemini Street, Suite 100, Houston, Texas 77056
(Address of principal executive offices, including zip code)

281-488-3883
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 3.02.    Unregistered Sales of Equity Securities

Item 3.03.    Material Modifications to Rights of Security Holders

Item 5.01.    Changes in Control of Registrant

On November 6, 2006, the holder of 60 shares of our Series 2002-G Preferred Stock converted its holdings into shares of our par value $.001 common stock ("Common Stock"). The preferred stock had a liquidation value of $1,500,000 and was converted into 20,000 shares of Common Stock at a conversion price of $75.00 per share. After the conversion, six (6) shares of Series 2002-G Preferred Stock remained issued and outstanding.

On November 6, 2006, Trident Growth Fund, L.P. ("Trident"), the holder of 175 shares of our Series 2004-L Preferred Stock, which represented all of the issued and outstanding shares of Series 2004-L Preferred Stock, converted its holdings into Common Stock. The preferred stock had a liquidation value of $1,750,000 and had accrued dividends payable of $323,419; the preferred stock and accrued dividends were converted into a total of 2,073,419 shares of Common Stock at a conversion price of $1.00 per share.

On November 6, 2006, the terms of the loan agreement with Trident covering our outstanding convertible debt were modified to reduce the conversion price from the 3-day average closing price of our Common Stock ($2.75 per share as of November 6, 2006) to $0.25 per share. The entire outstanding principal balance and accrued interest totaling $1,179,713 was then converted into 4,718,852 shares of Common Stock, in full satisfaction of the debt. The general effect of such modification upon the rights of the holder of the securities is that the holder received 4,289,865 shares of Common Stock more than it would have received if it had converted the debt without the modification. The benefit of the modification to the Company is that virtually all of our outstanding debt was eliminated.

The conversion of the convertible preferred stock and convertible debt into equity securities by Trident resulted in a change in control of the Company, in that Trident acquired beneficial ownership of approximately 97% of the voting securities of the Company. Prior to the transaction, control rested with approximately 15,000 of our public shareholders, including one shareholder who held beneficial ownership of approximately 30% and another shareholder who held beneficial ownership of approximately 5% of our voting securities. There are no arrangements or understandings among members of both the former and new control groups and their associates with respect to election of directors or other matters. To our knowledge, there are currently no arrangements in effect that may at a subsequent date result in a change in control of the Company.

The foregoing issuances were made pursuant to the exemption from registration provided by Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, in that (a) the investor or its purchaser representative is reasonably believed to have such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment, (b) the investor or its purchaser representative were provided with required information and an opportunity to obtain additional information a reasonable period of time prior to the transaction, (c) the investor or its purchaser representative were advised of the limitations on resale of the Common Stock, (d) the investor represented its intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof, and (e) appropriate legends were affixed to the instruments issued in the transactions.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VPGI Corp.

Date: November 13, 2006	By:	/s/ Joseph R. Rozelle
Joseph R. Rozelle
Chief Executive Officer and Principal Financial Officer